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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE


Contact:   Christopher G. Wheeler of Fisher Companies Inc., 206-224-6784


            FISHER COMPANIES ANNOUNCES AGREEMENT TO SELL KJEO-TV,
                         FRESNO TO THE ACKERLEY GROUP



SEATTLE, WASHINGTON--May 8, 2000--Fisher Companies Inc. (FSCI) has signed an agreement to sell KJEO-TV, Fresno, CA to The Ackerley Group for $60 million, subject to FCC and Hart Scott Rodino Act approval. Completion of the sale is expected to occur by the end of third quarter, 2000. Credit Suisse First Boston acted as financial adviser to the company.

Net proceeds from the sale will be used to reduce debt. The sale is anticipated to be accretive to earnings next year, as the savings in interest expense will be greater than the station's projected net income.

"While we consider Fresno to be a solid market, it was marginal for us geographically, and The Ackerley Group offer was compelling," said Fisher President and CEO, William W. Krippaehne, Jr. "We remain focused on opportunities for our communications and media businesses that fit our strengths and long-term strategies."

Fisher Companies currently owns and operates 13 network-affiliated television stations and 26 radio stations. Fisher Plaza, a new state-of-the-art connectivity hub located in Seattle, has begun to serve a rapidly growing communications community of information enterprises. Anchor members include Fisher-owned KOMO TV and InterNAP Network Services Corporation. Local, regional, national, and international content providers, as well as long-haul fiber carriers, local service providers, cable networks, and Fisher's satellite and fiber transmission services will be moving into the facility during the remainder of 2000.

This release includes forward-looking statements that are subject to certain risks and uncertainties, including those discussed in the Form 10-K filed with the SEC by Fisher Companies Inc. for the year ended December 31, 1999, that could cause actual results to differ materially from those projected.